Exhibit 99.1

FOR IMMEDIATE RELEASE: NOVEMBER 2, 2005

LEGGETT’S BOARD INCREASES SHARE REPURCHASE AUTHORIZATION

Carthage, MO, November 2, 2005 —

•	Leggett’s Board increased the 2005 share repurchase authorization by 50%, to 15 million shares.

•	During 2005 the company has, so far, repurchased 8.3 million, or 4.2%, of its shares.

•	Authorization for 2006 and thereafter remains unchanged at 10 million shares annually.

•	Net debt-to-cap could reach the 30% level by year end.

Diversified manufacturer Leggett & Platt’s Board of Directors approved a 50% increase in the number of shares the company may repurchase in 2005. The previous limit of 10 million shares was increased to 15 million shares. As of today, the company had repurchased 8.3 million shares during 2005, including the purchase of 4.3 million shares within the last seven weeks. The higher authorization allows the company to continue purchasing shares at an accelerated pace through the end of this year.

This latest Board authorization affects the calendar year 2005 alone. The Board’s authorization for the purchase of up to 10 million shares in 2006, and for each year thereafter, remains unchanged. As first mentioned in September, 2004, the company’s priority is to use cash to fund internal growth and acquisitions, and to extend its record of annual dividend increases. Any cash that remains may be used to repurchase shares; however, the repurchase of shares will fluctuate with earnings, capital spending, the pace of acquisitions, share price and debt issuance.

In September, 2004, Leggett also stated its intention to increase net debt(1) (as a percent of total net capital) back toward the low end of its long-term target range of 30%-40% while maintaining its longstanding “A” credit rating. Net debt-to-cap was 21.9% at the end of 2004. Given recent acquisitions and share repurchase activity, net debt-to-cap could reach the 30% level by year end.

(1)	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Net Debt + Deferred Taxes and Other Liabilities + Shareholders’ Equity. These adjustments enable meaningful comparison to historical periods.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 122-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director